Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2019,  2018 and 2017

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Ernst & Young Ltd Maagplatz 1 P.O. Box 8005 Zurich	Phone: +41 58 286 86 86 Fax: +41 58 286 30 04 www.ey.com/ch

To the General Meeting of
Transocean Ltd., Steinhausen
Zurich, February 18, 2020

Report of the statutory auditor on the consolidated financial statements

Opinion

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, equity, cash flows, and notes to the consolidated financial statements for each of the three years in the period ended December 31, 2019 (pages AR-3 – AR-36).  In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in accordance with U.S. generally accepted accounting principles and comply with Swiss law.

Board of Directors’ Responsibility

The Board of Directors is responsible for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles and the requirements of Swiss law.  This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We are a public accounting firm and are required to be independent with respect to the Company.  We conducted our audits in accordance with Swiss law, Swiss Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States) (PCAOB).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to fraud or error.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system.  An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Income Taxes
Description of the Matter

As discussed in Notes 2 and 12 to the consolidated financial statements, the Company operates in multiple jurisdictions through a complex operating structure and is subject to applicable tax laws, treaties or regulations in each jurisdiction where it operates.  The Company’s provision for income taxes is based on the tax laws and rates applicable in each jurisdiction.  The Company recognizes tax benefits they believe are more likely than not to be sustained upon examination by the taxing authorities based on the technical merits of the position.

Auditing management’s provision for income taxes and related deferred taxes is complex because of the Company’s multi-national operating structure.  In addition, a higher degree of auditor judgment was required to evaluate the Company’s deferred tax provision as a result of the Company’s interpretation of tax law in each jurisdiction across its multiple subsidiaries.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s income tax provision process, including controls over management’s review of the identification and valuation of deferred income taxes and changes in tax laws and regulations that may impact the Company’s deferred income tax provision.

Our audit procedures also included, among others, (i) obtaining an understanding of the Company’s overall tax structure, evaluating changes in the Company’s tax structure that occurred during the year as well as changes in tax law, and assessing the interpretation of those changes under the relevant jurisdiction’s tax law; (ii) utilizing tax resources with appropriate knowledge of local jurisdictional laws and regulations; (iii) evaluating the completeness and accuracy of deferred income taxes, and (iv) assessing the reasonableness of the Company’s valuation allowance on deferred tax assets, including projections of taxable income from the future reversal of existing taxable temporary differences.

Report on other legal requirements

We are a public accounting firm registered with the Swiss Federal Audit Oversight Authority (FAOA) and the PCAOB and we confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA).  We are independent with respect to the Company in accordance with Swiss law (article 728 CO and article 11 AOA) and U.S. federal securities laws as well as the applicable rules and regulations of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In accordance with article 728a para. 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

We have served as the Company’s auditor since 2008.

Ernst & Young Ltd

/s/ Reto Hofer	/s/ Ralph Petermann
Licensed audit expert	Certified public accountant
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2019	2018	2017

Contract drilling revenues	$3,088	$3,018	$2,731
Other revenues	—	—	242
	3,088	3,018	2,973
Costs and expenses
Operating and maintenance	2,140	1,799	1,389
Depreciation and amortization	855	818	832
General and administrative	193	188	156
	3,188	2,805	2,377
Loss on impairment	(609)	(1,464)	(1,498)
Loss on disposal of assets, net	(12)	—	(1,603)
Operating loss	(721)	(1,251)	(2,505)

Other income (expense), net
Interest income	43	53	43
Interest expense, net of amounts capitalized	(660)	(620)	(491)
Loss on retirement of debt	(41)	(3)	(55)
Other, net	181	46	5
	(477)	(524)	(498)
Loss before income tax expense	(1,198)	(1,775)	(3,003)
Income tax expense	59	228	94

Net loss	(1,257)	(2,003)	(3,097)
Net income (loss) attributable to noncontrolling interest	(2)	(7)	30
Net loss attributable to controlling interest	$(1,255)	$(1,996)	$(3,127)

Loss per share
Basic	$(2.05)	$(4.27)	$(8.00)
Diluted	$(2.05)	$(4.27)	$(8.00)

Weighted-average shares outstanding
Basic	612	468	391
Diluted	612	468	391

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In millions)

	Years ended December 31,
	2019	2018	2017

Net loss	$(1,257)	$(2,003)	$(3,097)
Net income (loss) attributable to noncontrolling interest	(2)	(7)	30
Net loss attributable to controlling interest	(1,255)	(1,996)	(3,127)

Components of net periodic benefit costs before reclassifications	(25)	6	—
Components of net periodic benefit costs reclassified to net loss	4	5	21

Other comprehensive income (loss) before income taxes	(21)	11	21
Income taxes related to other comprehensive income	—	—	(28)
Other comprehensive income (loss)	(21)	11	(7)
Other comprehensive income attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	(21)	11	(7)

Total comprehensive loss	(1,278)	(1,992)	(3,104)
Total comprehensive income (loss) attributable to noncontrolling interest	(2)	(7)	30
Total comprehensive loss attributable to controlling interest	$(1,276)	$(1,985)	$(3,134)

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2019	2018

Assets
Cash and cash equivalents	$1,790	$2,160
Accounts receivable, net	654	604
Materials and supplies, net	479	474
Restricted cash accounts and investments	558	551
Other current assets	159	159
Total current assets	3,640	3,948

Property and equipment	24,281	25,811
Less accumulated depreciation	(5,434)	(5,403)
Property and equipment, net	18,847	20,408
Contract intangible assets	608	795
Deferred income taxes, net	20	66
Other assets	990	448
Total assets	$24,105	$25,665

Liabilities and equity
Accounts payable	$311	$269
Accrued income taxes	64	70
Debt due within one year	568	373
Other current liabilities	781	746
Total current liabilities	1,724	1,458

Long-term debt	8,693	9,605
Deferred income taxes, net	266	64
Other long-term liabilities	1,555	1,424
Total long-term liabilities	10,514	11,093

Commitments and contingencies

Shares, CHF 0.10 par value, 639,674,422 authorized, 142,365,398 conditionally authorized, 617,970,525 issued and 611,871,374 outstanding at December 31, 2019, and 638,285,574 authorized, 143,754,246 conditionally
authorized, 610,581,677 issued and 609,649,291 outstanding at December 31, 2018	59	59
Additional paid-in capital	13,424	13,394
Accumulated deficit	(1,297)	(67)
Accumulated other comprehensive loss	(324)	(279)
Total controlling interest shareholders’ equity	11,862	13,107
Noncontrolling interest	5	7
Total equity	11,867	13,114
Total liabilities and equity	$24,105	$25,665

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2019	2018	2017	2019	2018	2017
	Quantity			Amount
Shares
Balance, beginning of period	610	391	389	$59	$37	$36
Issuance of shares under share-based compensation plans	2	3	2	—	—	1
Issuance of shares in acquisition transactions	—	216	—	—	22	—
Balance, end of period	612	610	391	$59	$59	$37

Additional paid-in capital
Balance, beginning of period				$13,394	$11,031	$10,993
Share-based compensation				37	45	41
Issuance of shares in acquisition transactions				—	2,101	—
Equity component of convertible debt instruments				—	172	—
Acquisition of redeemable noncontrolling interest				—	53	—
Allocated capital for transactions with holders of noncontrolling interest				—	(3)	—
Other, net				(7)	(5)	(3)
Balance, end of period				$13,424	$13,394	$11,031

Retained earnings (accumulated deficit)
Balance, beginning of period				$(67)	$1,929	$5,056
Net loss attributable to controlling interest				(1,255)	(1,996)	(3,127)
Effect of adopting accounting standards updates				25	—	—
Balance, end of period				$(1,297)	$(67)	$1,929

Accumulated other comprehensive loss
Balance, beginning of period				$(279)	$(290)	$(283)
Other comprehensive income (loss) attributable to controlling interest				(21)	11	(7)
Effect of adopting accounting standards update				(24)	—	—
Balance, end of period				$(324)	$(279)	$(290)

Total controlling interest shareholders’ equity
Balance, beginning of period				$13,107	$12,707	$15,802
Total comprehensive loss attributable to controlling interest				(1,276)	(1,985)	(3,134)
Share-based compensation				37	45	41
Issuance of shares in acquisition transactions				—	2,123	—
Equity component of convertible debt instruments				—	172	—
Acquisition of redeemable noncontrolling interest				—	53	—
Allocated capital for transactions with holders of noncontrolling interest				—	(3)	—
Other, net				(6)	(5)	(2)
Balance, end of period				$11,862	$13,107	$12,707

Noncontrolling interest
Balance, beginning of period				$7	$4	$3
Total comprehensive income (loss) attributable to noncontrolling interest				(2)	(2)	1
Recognition of noncontrolling interest in business combination				—	33	—
Acquisition of noncontrolling interest				—	(31)	—
Allocated capital for transactions with holders of noncontrolling interest				—	3	—
Balance, end of period				$5	$7	$4

Total equity
Balance, beginning of period				$13,114	$12,711	$15,805
Total comprehensive loss				(1,278)	(1,987)	(3,133)
Share-based compensation				37	45	41
Issuance of shares in acquisition transactions				—	2,123	—
Equity component of convertible debt instruments				—	172	—
Recognition of noncontrolling interest in business combination				—	33	—
Acquisition of redeemable noncontrolling interest				—	53	—
Acquisition of noncontrolling interest				—	(31)	—
Other, net				(6)	(5)	(2)
Balance, end of period				$11,867	$13,114	$12,711

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2019	2018	2017

Cash flows from operating activities
Net loss	$(1,257)	$(2,003)	$(3,097)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	187	112	—
Depreciation and amortization	855	818	832
Share-based compensation expense	37	45	41
Loss on impairment	609	1,464	1,498
Loss on disposal of assets, net	12	—	1,603
Loss on retirement of debt	41	3	55
Gain on termination of construction contracts	(132)	—	—
Deferred income tax expense (benefit)	248	(16)	89
Other, net	41	6	55
Changes in deferred revenues, net	43	(139)	33
Changes in deferred costs, net	(33)	34	54
Changes in other operating assets and liabilities, net	(311)	234	7
Net cash provided by operating activities	340	558	1,170

Cash flows from investing activities
Capital expenditures	(387)	(184)	(497)
Proceeds from disposal of assets, net	70	43	350
Investments in unconsolidated affiliates	(77)	(107)	—
Cash paid in business combinations, net of cash acquired	—	(883)	—
Proceeds from maturities of unrestricted and restricted investments	123	507	—
Deposits to unrestricted investments	—	(173)	(450)
Other, net	3	—	10
Net cash used in investing activities	(268)	(797)	(587)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	1,056	2,054	1,144
Repayments of debt	(1,325)	(2,105)	(2,284)
Proceeds from investments restricted for financing activities	—	26	102
Payments to terminate derivative instruments	—	(92)	—
Other, net	(43)	(30)	(3)
Net cash used in financing activities	(312)	(147)	(1,041)

Net decrease in unrestricted and restricted cash and cash equivalents	(240)	(386)	(458)
Unrestricted and restricted cash and cash equivalents, beginning of period	2,589	2,975	3,433
Unrestricted and restricted cash and cash equivalents, end of period	$2,349	$2,589	$2,975

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on ultra‑deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  As of December 31, 2019, we owned or had partial ownership interests in and operated a fleet of 45 mobile offshore drilling units, including 28 ultra‑deepwater floaters, 14 harsh environment floaters and three midwater floaters.  As of December 31, 2019, we were constructing two ultra‑deepwater drillships.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, allowance for excess and obsolete materials and supplies, property and equipment, assets held for sale, goodwill, income taxes, contingencies, share‑based compensation and postemployment benefit plans.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three‑level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When a valuation requires multiple input levels, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an unconsolidated entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 5—Unconsolidated Affiliates and Note 16—Equity.

Business combinations—We apply the acquisition method of accounting for business combinations, under which we record the acquired assets and assumed liabilities at fair value and recognize goodwill to the extent the consideration transferred exceeds the fair value of the net assets acquired.  To the extent the fair value of the net assets acquired exceeds the consideration transferred, we recognize a bargain purchase gain.  We estimate the fair values of the acquired assets and assumed liabilities as of the date of the acquisition, and our estimates are subject to adjustment through completion, which is in each case within one year of the acquisition date, based on our ongoing assessments of the fair values of property and equipment, intangible assets, other assets and liabilities and our evaluation of tax positions and contingencies.  See Note 4—Business Combinations.

Goodwill—We conduct impairment testing for our goodwill annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that indicate that the fair value of our reporting unit may have declined below its carrying value.  We test goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We determined that we have a single reporting unit for this purpose.  Before testing goodwill, we consider whether or not to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, as the result of our qualitative assessment, we determine that an impairment test is required, or, alternatively, if we elect to forgo the qualitative assessment, we record an impairment to goodwill to the extent the carrying amount of the reporting unit, including goodwill, exceeds the fair value of the reporting unit.  In the year ended December 31, 2018, as a result of an interim goodwill test, we recognized an aggregate loss of $462 million, which had no tax effect, associated with the impairment of our goodwill.  See Note 4—Business Combinations and Note 8—Goodwill and Other Intangibles.

Contract intangibles—We recognize contract intangible assets and liabilities related to acquired executory contracts, such as drilling contracts and construction contracts.  The drilling contract intangible assets represent the amount by which the fixed dayrates of the

AR-8-

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

acquired contracts were above the market dayrates that were available or expected to be available during the term of the contract for similar contracts, measured as of the acquisition date.  We amortize the carrying amount of the drilling contract intangible assets using the straight‑line method over the expected remaining contract period as a reduction of contract drilling revenues.  At December 31, 2019 and 2018, the aggregate carrying amount of our drilling contract intangible assets was $608 million and $795 million, respectively.  The construction contract intangible liabilities represent the amount by which the remaining payments due under the acquired contracts were above market construction rates for similar drilling units, measured as of the acquisition date.  Upon cancellation of the construction contracts, we eliminated the contract intangible liabilities with a corresponding adjustment to earnings.  See Note 4—Business Combinations and Note 8—Goodwill and Other Intangibles.

Derivative instruments—We record derivatives on our consolidated balance sheet, measured at fair value.  We recognize the gains and losses associated with changes in the fair value of undesignated derivatives in current period earnings.  See Note 11—Derivative Instruments.

Revenue recognition—We recognize revenues earned under our drilling contracts based on variable dayrates, which range from a full operating dayrate to lower rates or zero rates for periods when drilling operations are interrupted or restricted, based on the specific activities we perform during the contract on an hourly, or more frequent, basis.  Such dayrate consideration is attributed to the distinct time period to which it relates within the contract term, and therefore, is recognized as we perform the services.  When the operating dayrate declines over the contract term, we recognize revenues on a straight‑line basis over the full contract period.  We recognize reimbursement revenues and the corresponding costs as we provide the customer‑requested goods and services, when such reimbursable costs are incurred while performing drilling operations.  Prior to performing drilling operations, we may receive pre‑operating revenues, on either a fixed lump‑sum or variable dayrate basis, for mobilization, contract preparation, customer‑requested goods and services or capital upgrades, which we recognize on a straight‑line basis over the estimated contract period.  We recognize losses for loss contracts as such losses are incurred.  We recognize revenues for demobilization over the contract period unless otherwise constrained.  We recognize revenues from contract terminations as we fulfill our obligations and all contingencies have been resolved.  To obtain contracts with our customers, we incur costs to prepare a rig for contract and mobilize a rig to the drilling location.  We defer pre‑operating costs, such as contract preparation and mobilization costs, and recognize such costs on a straight‑line basis, consistent with the general pace of activity, in operating and maintenance costs over the estimated contract period.    We apply the optional exemption that permits us to exclude disclosure of the estimated transaction price related to the variable portion of unsatisfied performance obligations at the end of the reporting period, as our transaction price is based on a single performance obligation consisting of a series of distinct hourly, or more frequent, periods, the variability of which will be resolved at the time of the future services.  See Note 6—Revenues.

Share‑based compensation—To measure the fair values of granted or modified service‑based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of granted or modified stock options, we use the Black‑Scholes‑Merton option‑pricing model and apply assumptions for the expected life, risk‑free interest rate, expected volatility and dividend yield.  To measure the fair values of granted or modified performance‑based restricted share units subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black‑Scholes‑Merton option‑pricing model, we use a risk neutral approach and an average price at the performance start date.  We recognize share‑based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non‑employee directors.  We recognize such compensation expense on a straight‑line basis over the service period through the date the employee or non‑employee director is no longer required to provide service to earn the award.  See Note 17—Share Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects and only capitalize interest costs during periods in which progress for the construction projects continues to be underway.  In the years ended December 31, 2019, 2018 and 2017, we capitalized interest costs of $38 million, $37 million and $116 million, respectively, for our construction work in progress.

Functional currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2019, 2018 and 2017, we recognized a net gain of $2 million, a net loss of $38 million and a net loss of $6 million, respectively, related to currency exchange rates.

Income taxes—We provide for income taxes based on the tax laws and rates in effect in the countries in which we operate and earn income.  We recognize the effect of changes in tax laws as of the date of enactment.  We recognize potential global intangible low‑taxed income inclusions as a period cost.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating our ability to realize deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 12—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less, such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no‑load, open‑ended, management investment trusts.  Such management trusts invest exclusively in high‑quality money market instruments.

Short‑term investments—We periodically deposit unrestricted excess funds in time deposits and commercial paper with original maturities beyond three months.  Such short‑term investments are with commercial banks with high credit ratings.

Accounts receivable—We earn our revenues by providing our drilling services to integrated oil companies, government‑owned or government‑controlled oil companies and other independent oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we may occasionally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.    See Note 3—Accounting Standards Updates.

Materials and supplies—We record materials and supplies at their average cost less an allowance for excess and obsolete items.  We estimate the allowance for excess and obsolete items based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2019 and 2018, our allowance for excess and obsolete items was $127 million and $134 million, respectively.

Restricted cash accounts and investments—We maintain restricted cash accounts and investments that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash accounts and investments in current assets if the restriction is expected to expire or otherwise be resolved within one year or if such funds are considered to offset liabilities that are properly classified as current liabilities.  At December 31, 2019, the aggregate carrying amount of our restricted cash accounts and investments was $558 million, recorded in current assets.  At December 31, 2018, the aggregate carrying amount of our restricted cash accounts and investments was $552 million, of which $551 million and $1 million was classified in current assets and other assets, respectively. See Note 10—Debt, Note 15—Commitments and Contingencies and Note 20—Financial Instruments.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2019, we had no assets classified as held for sale.  At December 31, 2018, the aggregate carrying amount of our assets held for sale, recorded in other current assets, was $25 million.  See Note 7—Drilling Fleet.

Property and equipment—The recognition of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, requires us to apply judgment related to estimates and assumptions for cost capitalization, useful lives and salvage values of our rigs.  These estimates and assumptions are based on both historical experience and expectations regarding future industry conditions and operations.  At December 31, 2019, the aggregate carrying amount of our property and equipment represented approximately 78 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight‑line method after allowing for salvage values.

The estimated original useful lives of our drilling units range from 30 to 35 years, our buildings and improvements range from two to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long‑term impact of those upgrades on future marketability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Long‑lived asset impairment—We review the carrying amounts of long‑lived assets, including property and equipment and right‑of‑use assets, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra‑deepwater floaters, harsh environment floaters and midwater floaters.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.  See Note 7—Drilling Fleet.

Pension and other postemployment benefit plans—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market‑related value of assets that reduces year‑to‑year volatility by including investment gains or losses subject to amortization over a five-year period from the year in which they occur.  We calculate investment gains or losses for this purpose as the difference between the expected return calculated using the market‑related value of assets and the actual return based on the market‑related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postemployment benefit plans, retiree life insurance and medical benefits, by applying assumptions, the most significant of which include long‑term rate of return on plan assets, discount rates and mortality rates.  For the long‑term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long‑term investment returns, and we weight the assumptions based on each plan’s asset allocation.  For the discount rate, we base our assumptions on a yield curve approach using Aa‑rated corporate bonds and the expected timing of future benefit payments.

At December 31, 2019 and 2018, our pension and other postemployment benefit plan obligations represented an aggregate liability of $351 million and $362 million, respectively, and an aggregate asset of $42 million and $47 million, respectively, representing the funded status of the plans.  In the years ended December 31, 2019, 2018 and 2017, aggregate net periodic benefit costs were income of $3 million, income of $9 million and costs of $5 million, respectively.  See Note 14—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Note 3—Accounting Standards Updates

Recently adopted accounting standards

Leases—Effective January 1, 2019, we adopted the accounting standards update that requires lessees to recognize a right‑of‑use asset and lease liability for virtually all leases and updates previous accounting standards for lessors to align certain requirements with the updates to the revenue recognition accounting standards.  We applied the transition method that required us to recognize right‑of‑use assets, recorded in other assets, and lease liabilities, recorded in other current liabilities and other long‑term liabilities, as of the date of our adoption with no adjustment to prior periods.  We applied the package of practical expedients that permitted us to carry forward historical lease classifications.  For our drilling contracts, we recognize revenues based on the predominant component, which is the service component.  As of January 1, 2019, for the finance leases under which we are the lessee, we reclassified to other assets $528 million, representing the unamortized right‑of‑use asset previously recorded in property and equipment, and we reclassified an aggregate remaining lease liability of $511 million, including $32 million and $479 million recorded in other current liabilities and other long‑term liabilities, respectively, previously recorded in debt due within one year and debt.  As of January 1, 2019, for operating leases under which we are the lessee, we recorded a non‑cash adjustment to recognize an aggregate right‑of‑use asset of $95 million, recorded in other assets, and a corresponding aggregate remaining lease liability of $133 million, including $15 million and $118 million recorded in other current liabilities and other long‑term liabilities, respectively.  We have accounted for lease and non‑lease components of our operating leases as a single component.  We have not recognized right‑of‑use assets or lease liabilities for our short‑term leases.  Our adoption did not have and is not expected in the future to have a material effect on our consolidated statements of financial position, operations or cash flows.  See Note 9—Leases.

Other comprehensive income—Effective January 1, 2019, we adopted the accounting standards update that allows for a reclassification from accumulated other comprehensive loss to accumulated deficit for stranded tax effects resulting from legislation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”).  As of January 1, 2019, as a result of our adoption, we recorded an increase of $24 million to accumulated deficit with a corresponding decrease to accumulated other comprehensive loss.

Recently issued accounting standards

Financial instruments – credit losses—Effective January 1, 2020, we will adopt the accounting standards update that requires entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long‑term financings.  The update is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those annual periods.  We have established our approach to apply the requirements and do not expect our adoption to have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Note 4—Business Combinations

Overview

During the year ended December 31, 2018, we completed the acquisitions of Songa Offshore SE (“Songa”), a European public company limited by shares, or societas Europaea, existing under the laws of Cyprus,  and Ocean Rig UDW Inc. (“Ocean Rig”), a Cayman Islands exempted company with limited liability.  On January 30, 2018, we acquired an approximate 97.7 percent ownership interest in Songa.  On December 5, 2018, we acquired Ocean Rig in a merger transaction.  We believe both acquisitions further strengthen our position as a leader in providing ultra‑deepwater and harsh environment drilling services by adding additional high‑value assets, and the Songa acquisition, supported by significant contract backlog, also strengthens our footprint in harsh environment operating areas.  In the years ended December 31, 2018 and 2017, in connection with our acquisitions, we incurred acquisition costs of $24 million and $4 million, respectively, recorded in general and administrative costs and expenses.

We included the operating results of Songa and Ocean Rig in our consolidated results of operations, commencing on the acquisition date, January 30, 2018 and December 5, 2018, respectively.  In the year ended December 31, 2018, our consolidated statement of operations includes revenues of $497 million and net income of $87 million associated with the operations of Songa and revenues of $15 million and net loss of $8 million associated with the operations of Ocean Rig.    Pro forma combined operating results, assuming the acquisitions were completed as of January 1, 2017, were as follows (in millions, except per share data):

	Years ended December 31,
	2018	2017
Contract drilling revenues	$3,373	$4,386
Net loss	(2,124)	(3,174)
Per share loss - basic and diluted	(3.47)	(5.29)

Ocean Rig UDW Inc.

Consideration—To complete the acquisition, we issued 147.7 million shares with a per share market value of $9.32, based on the market value of our shares on the acquisition date, and made an aggregate cash payment of $1.2 billion.  The aggregate fair value of the consideration transferred in the business combination was as follows (in millions):

Total
Consideration transferred
Aggregate fair value of shares issued as partial consideration for Ocean Rig shares	$1,377
Aggregate cash paid as partial consideration for Ocean Rig shares	1,168
Total consideration transferred in business combination	$2,545

Assets and liabilities—The fair values of assets acquired and liabilities assumed, measured as of December 5, 2018, were as follows (in millions):

Total
Assets acquired
Cash and cash equivalents	$152
Accounts receivable	76
Property and equipment	2,205
Drilling contract intangible assets	275
Other assets	115

Liabilities assumed
Accounts payable and other current liabilities	71
Construction contract intangible liabilities	132
Other long-term liabilities	54
Net assets acquired	$2,566

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

In the year ended December 31, 2019, we completed our estimates of the fair values of the assets and liabilities.  In the years ended December 31, 2019 and 2018, we recognized a gain of $11 million and $10 million, respectively, recorded in other, net, for a cumulative gain of $21 million associated with the bargain purchase, primarily due to the decline in the market value of our shares between the announcement date and the closing date.  We estimated the fair value of the rigs and related equipment by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the acquisition date.  We estimated the fair value of the drilling contracts by comparing the contractual dayrates over the remaining firm contract term and option periods relative to the projected market dayrates as of the acquisition date.  We estimated the fair value of the construction contracts by comparing the contractual future payments and terms relative to the market payments and terms as of the acquisition date.  Our estimates of fair value for the drilling units and contract intangibles required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the assets, such as future commodity prices, projected demand for our services, rig availability, rig utilization, dayrates, remaining useful lives of the rigs and discount rates.

Songa Offshore SE

Consideration—To complete the acquisition, we issued 66.9 million shares with a per share market value of $10.99, based on the market value of our shares on the acquisition date.  We also issued $854 million aggregate principal amount of 0.50% exchangeable senior bonds due January 30, 2023 (the “Exchangeable Bonds”),  comprised of $562 million aggregate principal amount as partial consideration to Songa shareholders and $292 million aggregate principal amount as settlement for certain Songa indebtedness.  The aggregate fair value of the consideration transferred in the business combination was as follows (in millions):

Total
Consideration transferred
Aggregate fair value of shares issued as partial consideration for Songa shares	$735
Aggregate fair value of Exchangeable Bonds issued as partial consideration for Songa shares	675
Consideration transferred to Songa shareholders	1,410

Aggregate fair value of Exchangeable Bonds issued for settlement of certain Songa indebtedness	351
Total consideration transferred in business combination	$1,761

Assets and liabilities—The fair values of assets acquired, liabilities assumed and noncontrolling interest, measured as of January 30, 2018, were as follows (in millions):

Total
Assets acquired
Cash and cash equivalents	$113
Accounts receivable	115
Other current assets	80
Property and equipment	2,414
Goodwill	462
Contract intangible assets	632

Liabilities assumed
Accounts payable and other current liabilities	178
Debt	1,768
Other long-term liabilities	76
Net assets acquired	1,794

Noncontrolling interest in business combination	33
Controlling interest acquired in business combination	$1,761

In the year ended December 31, 2018, we completed our estimates of the fair values of the assets and liabilities.  We estimated the fair value of the rigs and related equipment by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the acquisition date.  We estimated the fair value of the drilling contracts by comparing the contractual dayrates over the remaining firm contract term and option periods relative to the projected market dayrates as of the acquisition date.  The goodwill resulting from the business combination was attributed to synergies and intangible assets that did not qualify for separate recognition.  Our estimates of fair value for these assets required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the assets, such as future commodity prices, projected demand for our services, rig availability, dayrates and discount rates.  We estimated the fair value of the debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Noncontrolling interest—On March 28, 2018, we acquired the remaining Songa shares not owned by us through a compulsory acquisition under Cyprus law, and as a result, Songa became our wholly owned subsidiary.  As consideration for the remaining Songa shares, we issued 1.1 million shares and $9 million aggregate principal amount of Exchangeable Bonds and we made an aggregate cash

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

payment of $8 million to Songa shareholders who elected to receive a cash payment or failed to make an election, for an aggregate fair value of $30 million.

Note 5—Unconsolidated Affiliates

Investments—We hold investments in various partially owned, unconsolidated companies.  In the years ended December 31, 2019 and 2018, we made an aggregate cash contribution of $74 million and $91 million, respectively, to Orion Holdings (Cayman) Limited (together with its subsidiary, “Orion”), a Cayman Islands company that, through its wholly owned subsidiary, owns the harsh environment floater Transocean Norge.  At December 31, 2019 and 2018, the aggregate carrying amount of our investment in Orion, representing a 33.0 percent ownership interest, was $164 million and $91 million, respectively, recorded in other assets using the equity method of accounting.  We  also invest in certain companies that are involved in researching and developing technology to improve efficiency and reliability and to increase automation, sustainability and safety  in drilling and other activities.

Related party transactions—We engage in certain related party transactions with Orion under a management services agreement for the operation and maintenance of the harsh environment floater Transocean Norge and a shipyard care agreement for the construction of the rig.  In the year ended December 31, 2019, we received an aggregate cash payment of $96 million, primarily related to the commissioning, preparation and mobilization of Transocean Norge under the shipyard care agreement.  We also lease the rig under a short‑term bareboat charter agreement, which is now expected to expire in late 2020.  In the year ended December 31, 2019, we recognized rent expense of $8 million, recorded in operating and maintenance costs, and made an aggregate cash payment of $6 million under the bareboat charter agreement.    In the year ended December 31, 2019, we made an aggregate cash payment of $7 million to other unconsolidated affiliates, primarily capital expenditures for equipment to improve reliability and reduce emissions, and $4 million for research and development, recorded in general and administrative costs.  At December 31, 2019, we had receivables of $26 million, recorded in other current assets, and payables of $9 million, recorded other current liabilities, due from or to all unconsolidated affiliates.  At December 31, 2018, we had receivables of $7 million, recorded in other current assets, due from all unconsolidated affiliates.

Note 6—Revenues

Overview—We earn revenues primarily by performing the following activities: (i) providing our drilling rig, work crews, related equipment and services necessary to operate the rig (ii) delivering the drilling rig by mobilizing to and demobilizing from the drill location, and (iii) performing certain pre‑operating activities, including rig preparation activities or equipment modifications required for the contract.  These services represent a single performance obligation under our drilling contracts with customers that is satisfied over time.

The duration of our performance obligation varies by contract.  At December 31, 2019, the drilling contract with the longest expected remaining duration, excluding unexercised options, extends through February 2028.  In the year ended December 31, 2019, we recognized revenues of $10 million for performance obligations satisfied in previous periods due to certain revenues recognized on a cash basis.  In the year ended December 31, 2018, we recognized revenues of $174 million for performance obligations satisfied in previous periods, primarily related to revenues for a customer’s contract termination and certain revenues recognized on a cash basis.

To obtain contracts with our customers, we incur pre‑operating costs to prepare a rig for contract and deliver or mobilize the rig to the drilling location.  We defer such pre‑operating costs and recognize the costs on a straight‑line basis, consistent with the general pace of activity, in operating and maintenance costs over the estimated contract period.  In the years ended December 31, 2019, 2018 and 2017, we recognized pre‑operating costs of $18 million, $45 million and $45 million, respectively.  At December 31, 2019 and 2018, the unrecognized pre‑operating costs to obtain contracts was $34 million and $2 million, respectively, recorded in other assets.

Disaggregation—We recognized revenues as follows (in millions):

	Year ended December 31, 2019
	U.S.	Norway	Brazil	Other	Total

Ultra-deepwater floaters	$1,264	$—	$119	$574	$1,957
Harsh environment floaters	—	775	—	294	1,069
Deepwater floaters	—	—	6	1	7
Midwater floaters	—	—	—	55	55
Total revenues	$1,264	$775	$125	$924	$3,088

	Year ended December 31, 2018
	U.S.	Norway	Brazil	Other	Total

Ultra-deepwater floaters	$1,496	$—	$26	$266	$1,788
Harsh environment floaters	—	651	—	323	974
Deepwater floaters	—	—	84	40	124
Midwater floaters	—	—	—	74	74
High-specification jackups	—	—	—	58	58
Total revenues	$1,496	$651	$110	$761	$3,018

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Year ended December 31, 2017
	U.S.	Norway	Brazil	Other	Total

Ultra-deepwater floaters	$1,519	$—	$235	$294	$2,048
Harsh environment floaters	8	83	—	365	456
Deepwater floaters	—	—	100	44	144
Midwater floaters	—	—	—	153	153
High-specification jackups	—	—	—	172	172
Total revenues	$1,527	$83	$335	$1,028	$2,973

Contract liabilities—We recognize contract liabilities, recorded in other current liabilities and other long-term liabilities, for mobilization, contract preparation, capital upgrades and deferred revenues for declining dayrate contracts using the straight‑line method over the remaining contract term.  Contract liabilities for our contracts with customers were as follows (in millions):

	December 31,
	2019	2018
Deferred contract revenues, recorded in other current liabilities	$100	$87
Deferred contract revenues, recorded in other long-term liabilities	429	399
Total contract liabilities	$529	$486

Significant changes in contract liabilities were as follows (in millions):

	Years ended December 31,
	2019	2018
Total contract liabilities, beginning of period	$486	$625
Decrease due to recognition of revenues for goods and services	(114)	(239)
Increase due to goods and services transferred over time	157	100
Total contract liabilities, end of period	$529	$486

Note 7—Drilling Fleet

Construction work in progress—The changes in our construction work in progress, including capital expenditures and other capital additions, were as follows (in millions):

	Years ended December 31,
	2019	2018	2017
Construction work in progress, beginning of period	$632	$1,392	$2,171

Capital expenditures
Newbuild construction program	129	75	397
Other equipment and construction projects	258	109	100
Total capital expenditures	387	184	497
Changes in accrued capital additions	20	4	(23)
Construction work in progress impaired	(5)	—	—
Construction work in progress acquired in business combination	—	28	—
Construction work in progress sold	—	—	(289)

Property and equipment placed into service
Newbuild construction program	—	(903)	(896)
Other property and equipment	(281)	(73)	(68)
Construction work in progress, end of period	$753	$632	$1,392

Impairments of assets held and used—During the year ended December 31, 2017, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  In the year ended December 31, 2017, such indicators included a significant decline in commodity prices and the market value of our stock, a reduction of projected dayrates and a further extension of low utilization rates.  In the year ended December 31, 2017, as a result of our testing, we recognized a loss of $94 million ($93 million, or $0.25 per diluted share, net of tax) associated with the impairment of the midwater floater asset group.    We measured the fair value of the asset groups by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous markets for the assets in an orderly transaction between participants as of the measurement date.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

Impairments of assets held for sale—In the year ended December 31, 2019, we recognized an aggregate loss of $578 million ($0.94 per diluted share), which had no tax effect, associated with the impairment of the ultra-deepwater floaters Discoverer Deep Seas,  Discoverer Enterprise and Discoverer Spirit, along with related assets, which we determined were impaired at the time we classified the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

assets as held for sale.    In the year ended December 31, 2018, we recognized an aggregate loss of $999 million ($2.13 per diluted share), which had no tax effect, associated with the impairment of the ultra‑deepwater floaters Deepwater Discovery,  Deepwater Frontier,  Deepwater Millennium and GSF C.R. Luigs,  the deepwater floaters Jack Bates and Transocean 706 and the midwater floaters Songa Delta and Songa Trym, along with related assets, which we determined were impaired at the time that we classified the assets as held for sale.    In the year ended December 31, 2017, we recognized an aggregate loss of $1.4 billion ($3.59 per diluted share), which had no tax effect, associated with the impairment of the ultra‑deepwater floaters Cajun Express, Deepwater Pathfinder, GSF Jack Ryan, Sedco Energy and Sedco Express, the deepwater floater Transocean Marianas and the midwater floaters Transocean Prospect and Transocean Searcher, along with related assets, which we determined were impaired at the time that we classified the assets as held for sale.

We measured the impairment of the drilling units and related assets as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including indicative market values for the drilling units and related assets to be sold for scrap value or binding contracts to sell such assets for alternative purposes.    If we commit to plans to sell additional rigs for values below the respective carrying amounts, we will be required to recognize additional losses in future periods associated with the impairment of such assets.

Dispositions—During the year ended December 31, 2019, in connection with our efforts to dispose of non-strategic assets, we completed the sale of the ultra-deepwater floaters Deepwater Frontier, Deepwater Millennium, Discoverer Deep Seas, Discoverer Enterprise, Discoverer Spirit and Ocean Rig Paros, the harsh environment floater Eirik Raude, the deepwater floaters Jack Bates and Transocean 706 and the midwater floaters Actinia and Songa Delta, along with related assets.  In the year ended December 31, 2019, we received aggregate net cash proceeds of $64 million and recognized an aggregate net gain of $4 million, which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2019, we received aggregate net cash proceeds of $6 million and recognized an aggregate net loss of $16 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2018, we completed the sale of the ultra‑deepwater floaters Cajun Express,  Deepwater Discovery,  Deepwater Pathfinder,  GSF C.R. Luigs, Sedco Energy and Sedco Express, the deepwater floater Transocean Marianas and the midwater floater Songa Trym, along with related assets.  In the year ended December 31, 2018, we received aggregate net cash proceeds of $36 million and recognized an aggregate net gain of $7 million ($0.01 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2018, we received aggregate net cash proceeds of $7 million and recognized an aggregate net loss of $7 million associated with the disposal of assets unrelated to rig sales.

On May 31, 2017, we completed the sale of 10 high‑specification jackups, including GSF Constellation I, GSF Constellation II, GSF Galaxy I, GSF Galaxy II, GSF Galaxy III, GSF Monarch, Transocean Andaman, Transocean Ao Thai, Transocean Honor and Transocean Siam Driller, along with related assets, and novated the contracts relating to the construction of five high‑specification jackups, together with related assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $319 million and recognized an aggregate net loss of $1.6 billion ($4.08 per diluted share), which had no tax effect, associated with the disposal of these assets.  Following the completion of the sale, we continued to operate three of these high‑specification jackups through completion of the drilling contracts, the last of which was completed in October 2018.  In the years ended December 31, 2018 and 2017, excluding our loss on the disposal of these assets, our operating results included income of $44 million and $65 million, respectively, before taxes, associated with the high‑specification jackup asset group.

During the year ended December 31, 2017, we also completed the sale of the ultra‑deepwater floater GSF Jack Ryan and the midwater floaters GSF Rig 140,  Transocean Prospect and Transocean Searcher, along with related assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $22 million and recognized an aggregate net gain of $9 million ($0.01 per diluted share), which had no tax effect, associated with the disposal of these assets.  In the year ended December 31, 2017, we received aggregate net cash proceeds of $9 million and recognized an aggregate net loss of $15 million associated with the disposal of assets unrelated to rig sales.

Assets held for sale—At December 31, 2018, the aggregate carrying amount of our assets held for sale, including the ultra‑deepwater floaters Deepwater Frontier and Deepwater Millennium,  the deepwater floaters Jack Bates and Transocean 706 and the midwater floater Songa Delta, along with related assets, was $25 million, recorded in other current assets.

Note 8—Goodwill and Other Intangibles

Goodwill—During the three months ended June 30, 2018, we classified as held for sale and impaired three ultra‑deepwater floaters (see Note 7—Drilling Fleet).  We identified the impairment of these assets as an indicator that our goodwill may be impaired.  In the year ended December 31, 2018, as a result of our interim goodwill impairment test, we recognized a loss of $462 million  ($0.99 per diluted share), which had no tax effect, associated with the impairment of the full balance of our goodwill.  We estimated the fair value of the contract drilling services reporting unit using the income approach.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of the reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Finite-lived intangible assets and liabilities—The gross carrying amount and accumulated amortization of our drilling contract intangible assets were as follows (in millions):

	Year ended December 31, 2019			Year ended December 31, 2018
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount
Drilling contract intangible assets
Balance, beginning of period	$907	$(112)	$795	$—	$—	$—
Acquisition	—	—	—	907	—	907
Amortization	—	(187)	(187)	—	(112)	(112)
Balance, end of period	$907	$(299)	$608	$907	$(112)	$795

We recognized drilling contract intangible amortization as a reduction of contract drilling revenues.  We expect to amortize the carrying amounts over the remaining contract periods, through March 2024.  As of December 31, 2019, the estimated future amortization of contract intangible assets was as follows (in millions):

Total
Years ending December 31,
2020	$190
2021	190
2022	171
2023	52
2024	5
Total carrying amount of contract intangible assets	$608

In connection with our acquisition of Ocean Rig, we acquired contracts related to the construction of two ultra‑deepwater drillships Ocean Rig Santorini and Ocean Rig Crete.  At December 31, 2018, the gross carrying amount of our construction contract liabilities was $132 million.  In October 2019, we agreed with Samsung Heavy Industries Co., Ltd. (“SHI”) to cancel the construction contracts for the drillships in exchange for the parties terminating their respective obligations and liabilities under the construction contracts and our subsidiaries releasing to SHI their respective interests in the rigs.  As a result, in the three months ended December 31, 2019, we eliminated the construction contract intangible liabilities and recognized income of $132 million,  recorded in other income, net.

Note 9—Leases

Our operating leases are principally for office space, storage facilities, operating equipment and land.  At December 31, 2019, our operating leases had a weighted average discount rate of 6.3 percent and a weighted‑average remaining lease term of 13.8 years.

Our finance lease for the ultra‑deepwater drillship Petrobras 10000, which is scheduled to expire in August 2029, has an implicit interest rate of 7.8 percent and requires scheduled payments of $6 million monthly through expiration, after which we have the right and obligation to acquire the drillship from the lessor for one dollar.  In the year ended December 31, 2019, we recognized expense of $21 million, recorded in depreciation and amortization, associated with the amortization of the right of use asset.

The components of our lease costs were as follows (in millions):

Year ended
December 31,
2019
Lease costs
Operating lease costs	$25
Short-term lease costs	13
Finance lease costs, amortization of right-of-use assets	21
Finance lease costs, interest on lease liabilities	39
Total lease costs	$98

In the year ended December 31, 2019, we recognized a loss of $26 million, with no tax effect, associated with the impairment of right‑of‑use assets and leasehold improvements for certain office facilities that we had vacated or had committed to sublease.

Supplemental cash flow information for our leases was as follows (in millions):

Year ended
December 31,
2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$19
Operating cash flows from finance lease	39
Financing cash flows from finance lease	32

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

At December 31, 2019, the aggregate future minimum rental payments for our leases were as follows (in millions):

	Operating	Finance
	leases	lease
Years ending December 31,
2020	$16	$71
2021	12	71
2022	14	71
2023	12	71
2024	12	71
Thereafter	135	327
Total future minimum rental payment	201	682
Less amount representing imputed interest	(72)	(203)
Present value of future minimum rental payments	129	479
Less current portion, recorded in other current liabilities	(13)	(35)
Long-term lease liabilities, recorded in other long-term liabilities	$116	$444

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 10—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, net of debt‑related balances, including unamortized discounts, premiums, issue costs and fair value adjustments of our debt, were as follows (in millions):

	Principal amount		Carrying amount
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
6.50% Senior Notes due November 2020 (a)	$206	$286	$206	$288
6.375% Senior Notes due December 2021 (a)	222	328	221	327
5.52% Senior Secured Notes due May 2022 (b)	200	282	198	280
3.80% Senior Notes due October 2022 (a)	190	411	189	408
0.50% Exchangeable Bonds due January 2023 (a)	863	863	862	862
5.375% Senior Secured Notes due May 2023 (d)	525	—	518	—
9.00% Senior Notes due July 2023 (c)	714	1,250	701	1,221
5.875% Senior Secured Notes due January 2024 (d)	667	750	656	735
7.75% Senior Secured Notes due October 2024 (d)	420	480	412	469
6.25% Senior Secured Notes due December 2024 (d)	437	500	430	489
6.125% Senior Secured Notes due August 2025 (d)	534	600	525	588
7.25% Senior Notes due November 2025 (c)	750	750	737	736
7.50% Senior Notes due January 2026 (c)	750	750	743	742
6.875% Senior Secured Notes due February 2027 (d)	550	—	541	—
7.45% Notes due April 2027 (a)	88	88	86	86
8.00% Debentures due April 2027 (a)	57	57	57	57
7.00% Notes due June 2028 (e)	300	300	306	306
Finance lease contract due August 2029	—	511	—	511
7.50% Notes due April 2031 (a)	588	588	585	585
6.80% Senior Notes due March 2038 (a)	1,000	1,000	991	991
7.35% Senior Notes due December 2041 (a)	300	300	297	297
Total debt	9,361	10,094	9,261	9,978
Less debt due within one year
6.50% Senior Notes due November 2020 (a)	206	—	206	—
5.52% Senior Secured Notes due May 2022 (b)	88	83	87	81
5.375% Senior Secured Notes due May 2023 (d)	16	—	14	—
5.875% Senior Secured Notes due January 2024 (d)	83	83	79	79
7.75% Senior Secured Notes due October 2024 (d)	60	60	58	58
6.25% Senior Secured Notes due December 2024 (d)	62	62	60	60
6.125% Senior Secured Notes due August 2025 (d)	66	66	64	63
Finance lease contract due August 2029	—	32	—	32
Total debt due within one year	581	386	568	373
Total long-term debt	$8,780	$9,708	$8,693	$9,605

(a)

Transocean Inc., a 100 percent owned direct subsidiary of Transocean Ltd., is the issuer of the notes and debentures.  Transocean Ltd. has provided a full and unconditional guarantee of the notes and debentures.  Transocean Ltd. has no independent assets or operations, and its other subsidiaries not owned indirectly through Transocean Inc. were minor.  Transocean Inc. has no independent assets and operations, other than those related to its investments in non‑guarantor operating companies and balances primarily pertaining to its cash and cash equivalents and debt.  Except as discussed under “Indentures,” Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or capital distributions.

(b)

The subsidiary issuer of the unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc.  The senior secured notes are fully and unconditionally guaranteed by the owner of the collateral rig.  See “—Debt issuances—Senior secured notes.”

(c)

Transocean Inc. is the issuer of the unregistered notes.  The priority guaranteed senior unsecured notes, which rank equal in right of payment of all of our existing and future unsecured unsubordinated obligations and rank structurally senior to the extent of the value of the assets of the subsidiaries guaranteeing the notes, are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd. and certain wholly owned subsidiaries of Transocean Inc.  See “—Debt issuances—Priority guaranteed senior unsecured notes.”

(d)

Each subsidiary issuer of the respective unregistered senior secured notes is a wholly owned indirect subsidiary of Transocean Inc.  The senior secured notes are fully and unconditionally, jointly and severally, guaranteed by Transocean Ltd., Transocean Inc. and, in each case, the owner of the respective collateral rig or rigs.  See “—Debt issuances—Senior secured notes.”

(e)	The subsidiary issuer of the registered notes is a wholly owned indirect subsidiary of Transocean Inc. Transocean Inc. has provided a full and unconditional guarantee of the notes and debentures.

See Note 23—Subsequent Events.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Scheduled maturities—At December 31, 2019, the scheduled maturities of our debt were as follows (in millions):

Total
Years ending December 31,
2020	$581
2021	633
2022	610
2023	2,316
2024	854
Thereafter	4,367
Total principal amount of debt	9,361
Total debt-related balances, net	(100)
Total carrying amount of debt	$9,261

Indentures—The indentures that govern our debt generally contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.

Additionally, the indentures that govern the 5.52% senior secured notes due May 2022 (the “5.52% Senior Secured Notes”), the 5.375% Senior Secured Notes due May 2023 (the “5.375% Senior Secured Notes”), the 5.875% senior secured notes due January 2024 (the “5.875% Senior Secured Notes”), the 7.75% senior secured notes due October 2024,  the 6.25% senior secured notes due December 2024, the 6.125% senior secured notes due August 2025 (the “6.125% Senior Secured Notes”) and the 6.875% senior secured notes due February 2027 (the “6.875% Senior Secured Notes”) contain covenants that limit the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends to their affiliates.

Interest rate adjustments—The interest rates for certain of our notes are subject to adjustment from time to time upon a change to the credit rating of our non‑credit enhanced senior unsecured long‑term debt.  At December 31, 2019, the interest rate in effect for the 6.375% senior notes due December 2021, the 3.80% senior notes due October 2022 and the 7.35% senior notes due December 2041 was 8.375 percent, 5.80 percent and 9.35 percent, respectively.

Secured Credit Facility—In June 2018, we entered into a bank credit agreement, which established a $1.0 billion secured revolving credit facility (the “Secured Credit Facility”), and in May, July, September and December 2019, we amended the terms of the Secured Credit Facility to, among other changes, increase the borrowing capacity to $1.3 billion and add to and clarify the lender parties and their respective commitments under the facility.  The Secured Credit Facility is scheduled to expire on the earlier of (i) June 22, 2023 and (ii) if greater than $300 million aggregate principal amount of our 9.00% senior notes due July 2023 (the “9.00% Senior Notes”) remain outstanding in April 2023, such date.  The Secured Credit Facility is guaranteed by Transocean Ltd. and certain wholly owned subsidiaries.  The Secured Credit Facility is secured by, among other things, a lien on the ultra‑deepwater floaters Deepwater Asgard, Deepwater Invictus,  Deepwater Orion,  Deepwater Skyros,  Dhirubhai Deepwater KG2 and Discoverer Inspiration and the harsh environment floaters Transocean Barents and Transocean Spitsbergen, the aggregate carrying amount of which was $4.4 billion at December 31, 2019.  The Secured Credit Facility contains covenants that, among other things, include maintenance of certain guarantee and collateral coverage ratios, a maximum debt to capitalization ratio of 0.60 to 1.00 and minimum liquidity of $500 million.  The Secured Credit Facility also restricts the ability of Transocean Ltd. and certain of our subsidiaries to, among other things, merge, consolidate or otherwise make changes to the corporate structure, incur liens, incur additional indebtedness, enter into transactions with affiliates and pay dividends and other distributions.

We may borrow under the Secured Credit Facility at either (1) the reserve adjusted London interbank offered rate plus a margin (the “Secured Credit Facility Margin”), which ranges from 2.625 percent to 3.375 percent based on the credit rating of the Secured Credit Facility, or (2) the base rate specified in the credit agreement plus the Secured Credit Facility Margin, minus one percent per annum.  Throughout the term of the Secured Credit Facility, we pay a facility fee on the amount of the underlying commitment which ranges from 0.375 percent to 1.00 percent based on the credit rating of the Secured Credit Facility.  At December 31, 2019, based on the credit rating of the Secured Credit Facility on that date, the Secured Credit Facility Margin was 2.875 percent and the facility fee was 0.625 percent.  At December 31, 2019, we had no borrowings outstanding, $13 million of letters of credit issued, and we had $1.3 billion of available borrowing capacity under the Secured Credit Facility.

Debt issuances

Priority guaranteed senior unsecured notes—On October 25, 2018, we issued $750 million aggregate principal amount of 7.25% senior unsecured notes due November 2025 (the “7.25% Senior Notes”), and we received aggregate cash proceeds of $735 million, net of issue costs.  We may redeem all or a portion of the 7.25% Senior Notes on or prior to November 1, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and subsequently, at specified redemption prices.

On October 17, 2017, we completed an offering of an aggregate principal amount of $750 million of 7.50% senior unsecured notes due January 15, 2026 (the “7.50% Senior Notes”), and we received aggregate cash proceeds of $742 million, net of issue costs.  We may

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

redeem all or a portion of the 7.50% Senior Notes on or prior to January 15, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and subsequently, at specified redemption prices.

Senior secured notes—On February 1, 2019, we issued $550 million aggregate principal amount of 6.875% Senior Secured Notes, and we received approximately $539 million aggregate cash proceeds, net of discount and issue costs.  The 6.875% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Poseidon and the equity of the wholly owned subsidiaries that own or operate the collateral rig.  Additionally, we were required to deposit $19 million in restricted cash accounts to satisfy debt service requirements.  We are required to pay semiannual installments of (a) interest only through August 2021 and (b) principal and interest thereafter.  We may redeem all or a portion of the 6.875% Senior Secured Notes on or prior to February 1, 2022 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and subsequently, at specified redemption prices.

On May 24, 2019, we issued $525 million aggregate principal amount of 5.375% Senior Secured Notes, and we received approximately $517 million aggregate cash proceeds, net of discount and issue costs.  The 5.375% Senior Secured Notes are secured by the assets and earnings associated with the harsh environment floaters Transocean Endurance and Transocean Equinox and the equity of the wholly owned subsidiaries that own or operate the collateral rigs.  Additionally, we were required to deposit $14 million in restricted cash accounts to satisfy debt service requirements.  We are required to pay semiannual installments of (a) interest only through May 2020 and (b) principal and interest thereafter.  We may redeem all or a portion of the 5.375% Senior Secured Notes on or prior to May 15, 2021 at a price equal to 100 percent of the aggregate principal amount plus a make-whole provision, and subsequently, at specified redemption prices.

In July 2018, we issued $750 million aggregate principal amount of 5.875% Senior Secured Notes and $600 million aggregate principal amount of 6.125% Senior Secured Notes, and we received aggregate cash proceeds of $733 million and $586 million, respectively, net of discount and issue costs.  The 5.875% Senior Secured Notes are secured by the assets and earnings associated with the harsh environment floaters Transocean Enabler and Transocean Encourage and the equity of the wholly owned subsidiaries that own or operate the collateral rigs.  The 6.125% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Pontus and the equity of the wholly owned subsidiaries that own or operate the collateral rig.  Additionally, we were required to deposit $63 million with respect to the 5.875% Senior Secured Notes, and $51 million with respect to the 6.125% Senior Secured Notes, in restricted cash accounts to satisfy debt service and reserve requirements.  We are required to pay semiannual installments of principal and interest.  We may redeem all or a portion of the 5.875% Senior Secured Notes or the 6.125% Senior Secured Notes on or prior to July 15, 2021 or August 1, 2021, respectively, at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and subsequently, at specified redemption prices.

On May 5, 2017, we issued $410 million aggregate principal amount of 5.52% Senior Secured Notes, and we received aggregate cash proceeds of $403 million, net of issue costs.  The 5.52% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Conqueror, the equity of the wholly owned subsidiaries that own and operate the collateral rig, and certain related assets.  We are required to pay quarterly installments of principal and interest on the 5.52% Senior Secured Notes.  We may redeem all or a portion of the 5.52% Senior Secured Notes on or prior to December 31, 2021 at a price equal to 100 percent of the aggregate principal amount plus, subject to certain exceptions, a make‑whole amount.

At December 31, 2019 and 2018, we had an aggregate amount of $386 million and $347 million, respectively, deposited in restricted cash accounts to satisfy debt service and working capital requirements for the senior secured notes.  At December 31, 2019, the aggregate carrying amount of rigs encumbered for the senior secured notes, including Deepwater Conqueror, Deepwater Pontus,  Deepwater Proteus,  Deepwater Thalassa, Deepwater Poseidon, Transocean Enabler, Transocean Encourage,  Transocean Endurance and Transocean Equinox,  was $6.3 billion.  At December 31, 2018, the aggregate carrying amount of rigs encumbered for the senior secured notes, including Deepwater Conqueror, Deepwater Pontus,  Deepwater Proteus,  Deepwater Thalassa,  Transocean Enabler and Transocean Encourage, was $4.4 billion.  We will be required to redeem the senior secured notes at a price equal to 100 percent of the aggregate principal amount without a make‑whole provision, upon the occurrence of certain events related to the respective collateral rigs and the related drilling contracts.

Exchangeable bonds—In connection with the Songa acquisition transactions, we issued $863 million aggregate principal amount of Exchangeable Bonds, as partial consideration for the Songa shares and as consideration for refinancing certain Songa indebtedness.  The Exchangeable Bonds may be converted at any time prior to the maturity date at an exchange rate of 97.29756 shares per $1,000 note, equivalent to a conversion price of $10.28 per share, subject to adjustment upon the occurrence of certain events.  Holders of Exchangeable Bonds may require us to repurchase all or a portion of such holder’s Exchangeable Bonds upon the occurrence of certain events.  The aggregate fair value of the Exchangeable Bonds, measured as of the issuance date, was $1.0 billion, which represented a substantial premium of $172 million above par, and we recorded such premium to additional paid‑in capital.  We estimated the fair value using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Debt assumptions and repayments

In connection with the Songa acquisition, we assumed the rights and obligations under certain credit agreements, a subscription agreement and bond loan agreements.  In the year ended December 31, 2018, we made an aggregate cash payment equivalent to $1.65 billion to repay the debt obligations outstanding under these agreements, and we terminated the underlying agreements.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Debt retirements

Repurchases and repayments—During the three years ended December 31, 2019, we repurchased in the open market debt securities with aggregate principal amounts as follows (in millions):

	Years ended December 31,
	2019	2018	2017
2.50% Senior Notes due October 2017	—	—	62
6.00% Senior Notes due March 2018	—	—	354
7.375% Senior Notes due April 2018	—	—	83
6.50% Senior Notes due November 2020	23	—	15
6.375% Senior Notes due December 2021	43	—	10
3.80% Senior Notes due October 2022	32	95	33
9.00% Senior Notes due July 2023	336	—	—
Aggregate principal amount retired	$434	$95	$557

Aggregate cash payment	$449	$95	$564
Aggregate net loss	$(23)	$—	$(7)

Tender offers—On February 5, 2019, we completed cash tender offers to purchase up to $700 million aggregate principal amount of certain notes (the “2019 Tendered Notes”).  On July 11, 2017, we completed cash tender offers to purchase up to $1.5 billion aggregate principal amount of certain notes (the “2017 Tendered Notes”).  During the years ended December 31, 2019 and 2017, we received valid tenders from holders of aggregate principal amounts of the 2019 Tendered Notes and 2017 Tendered Notes as follows (in millions):

	Years ended December 31,
	2019	2017
2.50% Senior Notes due October 2017	$—	$271
6.00% Senior Notes due March 2018	—	400
7.375% Senior Notes due April 2018	—	128
6.50% Senior Notes due November 2020	57	207
6.375% Senior Notes due December 2021	63	213
3.80% Senior Notes due October 2022	190	—
9.00% Senior Notes due July 2023	200	—
Aggregate principal amount retired	$510	$1,219

Aggregate cash payment	$522	$1,269
Aggregate net loss	$(18)	$(48)

Scheduled maturities and installments—In the years ended December 31, 2019, 2018 and 2017, we made cash payments of $354 million, $257 million and $299 million to repay other indebtedness in scheduled installments.   On the scheduled maturity date of October 16, 2017, we made a cash payment of $152 million to repay the outstanding 2.50% senior notes due October 2017, at a price equal to the aggregate principal amount.

Note 11—Derivative Instruments

Forward exchange contracts—At December 31, 2019, we held undesignated forward exchange contracts, extending through March 2020, with an aggregate notional payment amount of $46 million and an aggregate notional receive amount of NOK 405 million, representing a weighted average exchange rate of NOK 8.90 to $1.  At December 31, 2018, we held undesignated forward exchange contracts, extending through June 2019, with an aggregate notional payment amount of $76 million and an aggregate notional receive amount of NOK 600 million, representing a weighted average exchange rate of NOK 7.94 to $1.  In the years ended December 31, 2019 and 2018, we recognized a loss of $3 million and $10 million, respectively, recorded in other, net, associated with undesignated forward exchange contracts.  At December 31, 2019 and 2018, the undesignated forward exchange contracts represented an asset of $1 million and a liability of $6 million, respectively, recorded in other current assets and other current liabilities, respectively.

Currency swaps—In connection with the Songa acquisition, we acquired undesignated currency swaps to receive Norwegian kroner in exchange for paying U.S. dollars at a fixed exchange rate.  On the acquisition date, the aggregate fair value of the currency swaps represented a liability of $81 million.  In the year ended December 31, 2018, we made an aggregate cash payment of $92 million in connection with the settlement and termination of the currency swaps, and we recognized a loss of $11 million, recorded in other, net.

Interest rate swaps—In connection with the Songa acquisition, we acquired undesignated interest rate swaps, which we repaid in the year ended December 31, 2018.  On the acquisition date, the aggregate fair value of the interest rate swaps represented an asset of $14 million.  In the year ended December 31, 2018, we received aggregate cash proceeds of $18 million in connection with the settlement and termination of the interest rate swaps, and we recognized a gain of $4 million, recorded in other, net.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 12—Income Taxes

Overview—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  For Swiss federal income taxes, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

Tax provision and rate—Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  In the years ended December 31, 2019, 2018 and 2017, our effective tax rate was (4.9) percent, (12.8) percent and (3.1) percent, respectively, based on loss before income tax expense.    The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.

The components of our income tax provision (benefit) were as follows (in millions):

	Years ended December 31,
	2019	2018	2017
Current tax expense (benefit)	$(189)	$244	$5
Deferred tax expense (benefit)	248	(16)	89
Income tax expense	$59	$228	$94

The following is a reconciliation of the income tax expense (benefit) computed at the Swiss holding company federal statutory rate of 7.83% and our reported provision for income taxes (in millions):

	Years ended December 31,
	2019	2018	2017
Income tax benefit at Swiss federal statutory rate	$(94)	$(139)	$(235)
Earnings subject to rates different than the Swiss federal statutory rate	189	(86)	(30)
Effect of operating structural changes in the U.S.	98	—	—
Changes in valuation allowance	37	67	162
Losses on impairment	35	114	241
Deemed profits taxes	22	8	16
Base erosion and anti-abuse tax	21	33	—
Withholding taxes	11	8	14
Currency revaluation of Norwegian assets	5	11	1
Effect of U.S. tax reform	—	104	66
Litigation matters, primarily related to the Macondo well incident	—	—	(70)
Benefit from foreign tax credits	(8)	(5)	(15)
Changes in unrecognized tax benefits, net	(268)	117	(56)
Other, net	11	(4)	—
Income tax expense	$59	$228	$94

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2019	2018
Deferred tax assets
Net operating loss carryforwards	$571	$479
Interest expense limitation	77	76
Accrued payroll expenses not currently deductible	45	49
Deferred income	41	26
Loss contingencies	38	40
United Kingdom charter limitation	36	30
Tax credit carryforwards	22	11
Accrued expenses	16	44
Other	24	13
Valuation allowance	(716)	(681)
Total deferred tax assets	154	87

Deferred tax liabilities
Depreciation	(361)	(62)
Contract intangible amortization	(23)	(22)
Other	(16)	(1)
Total deferred tax liabilities	(400)	(85)

Deferred tax assets (liabilities), net	$(246)	$2

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

At December 31, 2019 and 2018, our deferred tax assets included U.S. foreign tax credit carryforwards of $22 million and $11 million, respectively, which will expire between 2020 and 2028.  The deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2019,  our net deferred tax assets related to our net operating loss carryforwards included $354 million, which do not expire and $217 million, which will expire beginning between 2020 and 2037.  At December 31, 2018,  our net deferred tax assets related to our net operating loss carryforwards included $307 million, which do not expire and $172 million, which will expire beginning between 2021 and 2038.  In the year ended December 31, 2019, our deferred tax liabilities for depreciation increased primarily as a result of certain operating structural changes that we made in the U.S.

As of December 31, 2019, our consolidated cumulative loss incurred over the recent three‑year period represented significant objective negative evidence for the evaluation of the realizability of our deferred tax assets.  Although such evidence has limited our ability to consider other subjective evidence, we analyze each jurisdiction separately.  We consider objective evidence, such as contract backlog activity, in jurisdictions in which we have profitable contracts.  If estimated future taxable income changes during the carryforward periods or if the cumulative loss is no longer present, we may adjust the amount of deferred tax assets that we expect to realize.  At December 31, 2019 and 2018, due to uncertainty of realization, we had a valuation allowance of $716 million and $681 million, respectively, on net operating losses and other deferred tax assets.

Our other deferred tax liabilities include taxes related to the earnings of certain subsidiaries, which are not indefinitely reinvested or that will not be indefinitely reinvested in the future.  At December 31, 2019, we had $254 million of unremitted earnings which we consider to be indefinitely reinvested.  If we were to make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable of $13 million.  If our expectations were to change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Unrecognized tax benefits—The changes to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2019	2018	2017
Balance, beginning of period	$408	$222	$274
Additions for prior year tax positions	6	172	17
Additions for current year tax positions	144	29	13
Reductions related to statute of limitation expirations and changes in law	(138)	(8)	(13)
Reductions for prior year tax positions	(66)	(7)	(68)
Reductions due to settlements	(19)	—	(1)
Balance, end of period	$335	$408	$222

Our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2019	2018
Unrecognized tax benefits, excluding interest and penalties	$335	$408
Interest and penalties	34	106
Unrecognized tax benefits, including interest and penalties	$369	$514

In the years ended December 31, 2019, 2018 and 2017, we recognized, as a component of our income tax provision, income of $72 million, expense of $13 million and income of $9 million, respectively, related to interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2019, if recognized, $175 million of our unrecognized tax benefits, including interest and penalties, would favorably impact our effective tax rate.    It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2020, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

U.S. tax reform—In December 2017, the U.S. enacted the 2017 Tax Act, which introduced changes to U.S. tax law, such as, among others, a transition tax, a federal income tax rate reduction and a base erosion and anti‑abuse tax.  We recognized the income tax effect of the 2017 Tax Act in accordance with Staff Accounting Bulletin No. 118, which provides guidance for the application of accounting standards for income taxes in the reporting period in which the 2017 Tax Act was enacted.  The one‑time transition tax applied to certain unremitted earnings and profits of our non‑U.S. subsidiaries that are owned by U.S. subsidiaries.  In the year ended December 31, 2018, we completed the evaluation of our unremitted earnings and profits for which the necessary information was not previously available, and we recorded income tax expense of $120 million for estimated transition taxes and $16 million for the utilization of estimated foreign tax credits.  In the years ended December 31, 2019 and 2018, we recognized income tax expense of $21 million and $33 million, respectively, related to the bareboat charter structure of our U.S. operations, a significant portion of which is contractually reimbursable by our customers due to a change‑in‑law provision in certain drilling contracts.  In the year ended December 31, 2017, we recognized income tax expense of $66 million with a corresponding decrease to our net deferred tax assets to reflect the reduced federal income tax rate.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non‑U.S. tax matters for years prior to 2011.  Our tax returns in the major jurisdictions in which we operate, other than Brazil, as mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 20 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the timing or the outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

Brazil tax investigations—In December 2005, the Brazilian tax authorities began issuing tax assessments with respect to our tax returns for the years 2000 through 2004.  In January 25, 2008, we filed a protest letter with the Brazilian tax authorities for these tax assessments, and we are currently engaged in the appeals process.  In May 19, 2014, the Brazilian tax authorities issued an additional tax assessment for the years 2009 and 2010, and in June 18, 2014, we filed protests with the Brazilian tax authorities for these tax assessments.  During the years ended December 31, 2018 and 2019, a portion of two cases were favorably closed.  As of December 31, 2019, the remaining aggregate tax assessment was for BRL 676 million, equivalent to approximately $168 million, including penalties and interest.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other tax matters—We conduct operations through our various subsidiaries in countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 13—Loss Per Share

The computation of basic and diluted loss per share was as follows (in millions, except per share data):

	Years ended December 31,
	2019		2018		2017
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for loss per share
Net loss attributable to controlling interest	$(1,255)	$(1,255)	$(1,996)	$(1,996)	$(3,127)	$(3,127)

Denominator for loss per share
Weighted-average shares outstanding	611	611	467	467	391	391
Effect of share-based awards and other equity instruments	1	1	1	1	—	—
Weighted-average shares for per share calculation	612	612	468	468	391	391

Loss per share	$(2.05)	$(2.05)	$(4.27)	$(4.27)	$(8.00)	$(8.00)

In the years ended December 31, 2019, 2018 and 2017, we excluded from the calculation 12.0 million, 10.6 million and 4.7 million share‑based awards, respectively, since the effect would have been anti‑dilutive.  In the years  ended December 31, 2019 and 2018, we excluded from the calculation 84.0 million and 77.2 million shares, respectively, issuable upon conversion of the Exchangeable Bonds since the effect would have been anti‑dilutive.

Note 14—Postemployment Benefit Plans

Defined benefit pension and other postemployment benefit plans

Overview—As of December 31, 2019 we had defined benefit plans in the U.S., the United Kingdom (“U.K.”), and Norway.    As of December 31, 2019,  in the U.S., we had three funded and  three unfunded defined benefit plans (the “U.S. Plans”).  As of December 31, 2019,  in the U.K., we had one funded defined benefit plan (the “U.K. Plan”).  As of December 31, 2019,  in Norway, we had four funded and  two unfunded defined benefit plans (the “Norway Plans”), all of which were group pension schemes with life insurance companies.   We refer to the U.K. Plan and the Norway Plans, collectively, as the “Non‑U.S. Plans.”  We refer to the U.S. Plans and the Non‑U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we maintain certain unfunded other postemployment benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase‑out period ending December 31, 2025.  Benefits under the U.S. Plans and the U.K. Plan have ceased accruing.  We maintain the respective pension obligations under such plans until they have been fully satisfied.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Assumptions—We estimated our benefit obligations using the following weighted‑average assumptions:

	December 31, 2019			December 31, 2018
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	3.27%	2.13%	2.39%	4.31%	2.86%	3.56%
Compensation trend rate	na	2.25%	na	na	2.75%	na

We estimated our net periodic benefit costs using the following weighted‑average assumptions:

	Year ended December 31, 2019			Year ended December 31, 2018			Year ended December 31, 2017
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	OPEB Plans
Discount rate	4.32%	2.86%	3.56%	3.68%	2.49%	2.93%	4.26%	2.69%	3.08%
Expected rate of return	6.20%	4.39%	na	6.21%	4.72%	na	6.31%	4.79%	na
Compensation trend rate	na	2.75%	na	na	2.50%	na	na	2.25%	na

“na” means not applicable.

Net periodic benefit costs—Net periodic benefit costs recognized included the following components (in millions):

	Year ended December 31, 2019				Year ended December 31, 2018				Year ended December 31, 2017
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Net periodic benefit costs
Service cost	$—	$7	$—	$7	$—	$7	$—	$7	$3	$3	$—	$6
Interest cost	63	10	1	74	61	10	1	72	65	11	—	76
Expected return on plan assets	(71)	(17)	—	(88)	(72)	(19)	—	(91)	(74)	(20)	—	(94)
Special termination benefits	—	—	—	—	—	—	1	1	—	—	—	—
Settlements and curtailments	1	2	—	3	—	(1)	(4)	(5)	—	13	—	13
Actuarial loss, net	3	—	—	3	8	1	—	9	5	1	1	7
Prior service gain, net	—	—	(2)	(2)	—	—	(2)	(2)	—	—	(3)	(3)
Net periodic benefit costs (income)	$(4)	$2	$(1)	$(3)	$(3)	$(2)	$(4)	$(9)	$(1)	$8	$(2)	$5

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2019				Year ended December 31, 2018
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,527	$338	$17	$1,882	$1,680	$379	$19	$2,078
Assumed projected benefit obligation	—	—	—	—	—	29	—	29
Actuarial (gains) losses, net	202	45	1	248	(145)	(45)	(2)	(192)
Service cost	—	7	—	7	—	7	—	7
Interest cost	63	10	1	74	61	10	1	72
Currency exchange rate changes	—	14	—	14	—	(21)	—	(21)
Benefits paid	(72)	(19)	(2)	(93)	(69)	(19)	(2)	(90)
Settlements	(24)	—	—	(24)	—	(3)	—	(3)
Plan amendment	—	—	—	—	—	1	—	1
Special termination benefit	—	—	—	—	—	—	1	1
Projected benefit obligation, end of period	1,696	395	17	2,108	1,527	338	17	1,882

Change in plan assets
Fair value of plan assets, beginning of period	1,189	378	—	1,567	1,343	393	—	1,736
Fair value of acquired plan assets	—	—	—	—	—	22	—	22
Actual return on plan assets	272	39	—	311	(87)	(6)	—	(93)
Currency exchange rate changes	—	16	—	16	—	(22)	—	(22)
Employer contributions	4	16	2	22	2	13	2	17
Benefits paid	(72)	(19)	(2)	(93)	(69)	(19)	(2)	(90)
Settlements	(24)	—	—	(24)	—	(3)	—	(3)
Fair value of plan assets, end of period	1,369	430	—	1,799	1,189	378	—	1,567

Funded status, end of period	$(327)	$35	$(17)	$(309)	$(338)	$40	$(17)	$(315)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$42	$—	$42	$—	$47	$—	$47
Pension liability, current	(1)	(1)	(3)	(5)	(3)	(1)	(3)	(7)
Pension liability, non-current	(326)	(6)	(14)	(346)	(335)	(6)	(14)	(355)
Accumulated other comprehensive loss (income), before taxes	304	84	(12)	376	307	64	(15)	356

Accumulated benefit obligation, end of period	$1,696	$385	$17	$2,098	$1,527	$328	$17	$1,872

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2019				December 31, 2018
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,696	$56	$17	$1,769	$1,527	$26	$17	$1,570
Fair value of plan assets	1,369	49	—	1,418	1,189	20	—	1,209

The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2019				December 31, 2018
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$1,696	$1	$17	$1,714	$1,527	$3	$17	$1,547
Fair value of plan assets	1,369	—	—	1,369	1,189	—	—	1,189

The amounts in accumulated other comprehensive loss (income) that have not been recognized were as follows (in millions):

	December 31, 2019				December 31, 2018
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial loss, net	$304	$84	$2	$390	$307	$63	$1	$371
Prior service cost, net	—	—	(14)	(14)	—	1	(16)	(15)
Accumulated other comprehensive loss (income), before taxes	$304	$84	$(12)	$376	$307	$64	$(15)	$356

The amounts in accumulated other comprehensive loss (income) expected to be recognized as components of net periodic benefit costs are as follows (in millions):

	Year ending December 31, 2020
	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Actuarial loss, net	$9	$1	$—	$10
Prior service cost, net	—	—	(2)	(2)
Total amount expected to be recognized	$9	$1	$(2)	$8

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.  The weighted‑average target and actual allocations of the investments for the funded Transocean Plans were as follows:

	December 31, 2019				December 31, 2018
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	50%	24%	51%	27%	50%	34%	50%	32%
Fixed income securities	50%	60%	49%	56%	50%	51%	50%	52%
Other investments	—%	16%	—%	17%	—	15%	—	16%
Total	100%	100%	100%	100%	100%	100%	100%	100%

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The investments for the funded Transocean Plans were categorized as follows (in millions):

	December 31, 2019
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$480	$—	$480	$1	$—	$1	$481	$—	$481
Non-U.S. equity funds	216	—	216	5	115	120	221	115	336
Bond funds	656	—	656	6	240	246	662	240	902
Total mutual funds	1,352	—	1,352	12	355	367	1,364	355	1,719

Other investments
Cash and money market funds	5	4	9	—	—	—	5	4	9
Property collective trusts	—	—	—	—	20	20	—	20	20
Investment contracts	—	—	—	—	51	51	—	51	51
Total other investments	5	4	9	—	71	71	5	75	80

Total investments	$1,357	$4	$1,361	$12	$426	$438	$1,369	$430	$1,799

	December 31, 2018
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$401	$—	$401	$—	$—	$—	$401	$—	$401
Non-U.S. equity funds	179	—	179	5	120	125	184	120	304
Bond funds	591	—	591	7	195	202	598	195	793
Total mutual funds	1,171	—	1,171	12	315	327	1,183	315	1,498

Other investments
Cash and money market funds	6	1	7	—	—	—	6	1	7
Property collective trusts	—	—	—	—	19	19	—	19	19
Investment contracts	—	—	—	—	43	43	—	43	43
Total other investments	6	1	7	—	62	62	6	63	69

Total investments	$1,177	$1	$1,178	$12	$377	$389	$1,189	$378	$1,567

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions—In the years ended December 31, 2019, 2018 and 2017, we made an aggregate contribution of $22 million, $17 million and $15 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2020, we expect to contribute $18 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

Benefit payments—The projected benefits payments were as follows (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2020	$79	$8	$3	$90
2021	79	8	3	90
2022	81	8	3	92
2023	82	9	2	93
2024	82	10	3	95
2025 - 2029	419	59	3	481

Defined contribution plans

We sponsor defined contribution plans, for our employees, the most significant of which were as follows: (1) a qualified savings plan covering certain employees working in the U.S., (2) a non‑qualified supplemental plan covering certain eligible employees working in the U.S., (3) a qualified savings plan covering certain eligible U.K. employees, (4) a non‑qualified savings plan covering certain employees working outside the U.S. and U.K. and (5) various savings plans covering eligible employees working in Norway.  In the years ended

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

December 31, 2019, 2018 and 2017, we recognized expense of $52 million, $50 million and $43 million, respectively, related to our defined contribution plans.

Note 15—Commitments and Contingencies

Purchase and service agreement obligations

We have purchase obligations with shipyards and other contractors related to our newbuild construction programs.  We also have long‑term service agreements with original equipment manufacturers to provide services and parts, primarily related to our pressure control systems.  The future payments required under our service agreements were estimated based on our projected operating activity and may vary subject to actual operating activity.  At December 31, 2019, the aggregate future payments required under our purchase obligations and our service agreement obligations were as follows (in millions):

		Service
	Purchase	agreement
	obligations	obligations
Years ending December 31,
2020	$1,067	$110
2021	49	117
2022	—	120
2023	—	124
2024	—	129
Thereafter	—	435
Total	$1,116	$1,035

Letters of credit and surety bonds

At December 31, 2019 and 2018, we had outstanding letters of credit totaling $19 million and $31 million, respectively, issued under various committed and uncommitted credit lines provided by banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2019 and 2018, we also had outstanding surety bonds totaling $113 million and $84 million, respectively, to secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2019 and 2018, the aggregate cash collateral held by institutions to secure our letters of credit and surety bonds was $10 million and $5 million, respectively.

Legal proceedings

Macondo well incident—On April 22, 2010, the ultra‑deepwater floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig off the coast of Louisiana.  At the time of the explosion, Deepwater Horizon was contracted to an affiliate of BP plc.  Litigation, including civil and criminal claims, commenced shortly after the incident, and most claims against us were consolidated by the U.S. Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Eastern District of Louisiana (the “MDL Court”), a significant portion of which has now been resolved or is pending release of funds from escrow.  We will vigorously defend against any actions not resolved by our previous settlements and pursue any and all defenses available.

At December 31, 2019 and 2018, the remaining liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $124 million and $158 million, respectively, recorded in other current liabilities, the majority of which is related to the settlement agreement that we and the Plaintiff Steering Committee filed with the MDL Court in May 2015 (the “PSC Settlement Agreement”).  On February 15, 2017, the MDL Court entered a final order and judgment approving the PSC Settlement Agreement.  Through the PSC Settlement Agreement, we agreed to pay a total of $212 million to be allocated between two classes of plaintiffs in exchange for a release of all respective claims each class has against us.  As required under the PSC Settlement Agreement, we deposited the settlement amount into an escrow account established by the MDL Court.  In August 2019 and November 2018, the MDL Court released $33 million and $58 million, respectively, from the escrow account to make payments to the plaintiffs.  At December 31, 2019 and 2018, the remaining cash balance in the escrow account was $125 million and $156 million, respectively, recorded in restricted cash accounts and investments.

Nigerian Cabotage Act litigation—In October 2007, three of our subsidiaries were each served a Notice and Demand from the Nigeria Maritime Administration and Safety Agency (“NIMASA”), imposing a two percent surcharge on the value of all contracts performed by us in Nigeria pursuant to the Coastal and Inland Shipping (Cabotage) Act 2003 (the “Cabotage Act”).  Our subsidiaries each filed an originating summons in the Federal High Court in Lagos challenging the imposition of this surcharge on the basis that the Cabotage Act and associated levy is not applicable to drilling rigs.  The respondents challenged the competence of the suits on several procedural grounds.  The court upheld the objections and dismissed the suits.  In December 2010, our subsidiaries filed a new joint Cabotage Act suit.    In June 2019, the Court of Appeal of Nigeria ruled the suits had been properly dismissed, confirming that offshore drilling rigs are not subject to the surcharges of the Cabotage Act.  NIMASA has not appealed this ruling, and the deadline for appeal has passed.   While we cannot provide assurance that NIMASA will not attempt to challenge the ruling in the future, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in complaints filed in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court‑appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  At December 31, 2019,  nine plaintiffs have claims pending in Louisiana, in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries has been named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2019, the subsidiary was a defendant in approximately 185 lawsuits with a corresponding number of plaintiffs.  For many of these lawsuits, we have not been provided sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold in 1989.  In September 2018, the subsidiary and certain insurers agreed to a settlement of outstanding disputes that leaves the subsidiary with funding, including cash, annuities and coverage in place settlement, that we believe will be sufficient to respond to both the current lawsuits as well as future lawsuits of a similar nature.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Environmental matters

We have certain potential liabilities under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) and similar state acts regulating cleanup of hazardous substances at various waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  It is difficult to quantify the potential cost of environmental matters and remediation obligations.  Liability is strict and can be joint and several.

One of our subsidiaries was named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs agreed, under a participation agreement with the U.S. Environmental Protection Agency (the “EPA”) and the U.S. Department of Justice, to settle our potential liabilities by remediating the site.  The remedial action for the site was completed in 2006.  Our share of the ongoing operating and maintenance costs has been insignificant, and we do not expect any additional potential liabilities to be material.   Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.    Nevertheless, based on available information, we do not expect the ultimate liability, if any, resulting from all environmental matters, including the liability for all related pending legal proceedings, asserted legal claims, the potential claims in Alhambra, California, for which tests detected no contaminants, and known potential legal claims that are likely to be asserted, to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 16—Equity

Shares held by subsidiaries—One of our subsidiaries holds our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2019 and 2018, our subsidiary held 6.1 million and 0.9 million shares, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss, presented net of tax, for our defined benefit pension plans were as follows (in millions):

	Years ended December 31,
	2019	2018
Balance, beginning of period	$(279)	$(290)

Other comprehensive income (loss) before reclassifications	(25)	6
Reclassifications to net loss	4	5
Other comprehensive income (loss), net	(21)	11
Effect of adopting accounting standards update	(24)	—
Balance, end of period	$(324)	$(279)

Redeemable noncontrolling interest—Until June 11, 2018, we owned a 65 percent interest in Angola Deepwater Drilling Company Ltd. (“ADDCL”), a Cayman Islands company and variable interest entity for which we concluded that we were the primary beneficiary.  Angco Cayman Limited (“Angco Cayman”) owned the remaining a 35 percent interest in ADDCL.  Under the terms of ADDCL’s governing documents, Angco Cayman had the right to require us to purchase its interest in ADDCL for cash, and accordingly, we presented the carrying amount of Angco Cayman’s ownership interest as redeemable noncontrolling interest on our consolidated balance sheets.  We also had the right under ADDCL’s governing documents to require Angco Cayman to sell us its interest, and we exercised that right.  On June 11, 2018, pursuant to a settlement requiring no cash payment, we acquired the interests in ADDCL not previously owned by us, and ADDCL became our wholly owned subsidiary.  In connection with the acquisition, we reclassified the $53 million aggregate carrying amount of the redeemable noncontrolling interest to additional paid‑in capital.

Note 17—Share‑Based Compensation

Overview

We have a long‑term incentive plan (the “Long‑Term Incentive Plan”) for executives, key employees and non‑employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  Our compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long‑Term Incentive Plan.    At December 31, 2019, we had 32.7 million shares authorized and 7.4 million shares available to be granted under the Long‑Term Incentive Plan.  At December 31, 2019,  the total unrecognized compensation cost related to our unvested share‑based awards was $42 million, which is expected to be recognized over a weighted‑average period of 1.7 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance awards typically are subject to a three-year measurement period during which the number of options or shares to be issued remains uncertain until the end of the measurement period, at which time the awarded number of options or shares to be issued is determined.  The performance awards typically vest in one aggregate installment following the determination date.  Stock options are subject to a stated vesting period and, once vested, typically have a seven-year term during which they are exercisable.

Service awards

Restricted share units—A restricted share unit is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  The following table summarizes unvested activity for service‑based units granted under our incentive plans during the year ended December 31, 2019:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2019	4,077,992	$10.40
Granted	3,044,494	8.33
Vested	(2,224,030)	10.40
Forfeited	(178,878)	9.01
Unvested at December 31, 2019	4,719,578	$9.11

During the year ended December 31, 2019, the vested restricted share units had an aggregate grant‑date fair value of $23 million.  During the years ended December 31, 2018 and 2017, we granted 2,521,939 and 1,921,029 service‑based units, respectively, with a per unit weighted‑average grant‑date fair value of $9.67 and $13.03, respectively.  During the years ended December 31, 2018 and 2017,  we had 2,087,141 and 1,867,970 service‑based units, respectively, that vested with an aggregate grant‑date fair value of $27 million and $28 million, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Stock options—The following table summarizes activity for vested and unvested service‑based stock options outstanding under our incentive plans during the year ended December 31, 2019:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2019	3,767,483	$21.56	6.84	$—
Granted	1,594,528	8.35	—	—
Forfeited	(201,596)	30.93	—	—
Expired	(295,990)	60.33	—	—
Outstanding at December 31, 2019	4,864,425	$14.48	7.34	$—

Vested and exercisable at December 31, 2019	2,212,911	$20.88	5.85	$—

During the year ended December 31, 2019,  the granted stock options had a per option weighted‑average grant‑date fair value of $4.09.   During the year ended December 31, 2019, the vested stock options had an aggregate grant‑date fair value of $10 million.  At December 31, 2019 and 2018, there were outstanding unvested stock options to purchase 2,651,514 and 2,166,969 shares, respectively.  During the years ended December 31, 2018 and 2017, we granted stock options to purchase 1,249,266 and 877,231 shares, respectively, with a per option weighted‑average grant‑date fair value of $9.18 and $6.46, respectively.  During the years ended December 31, 2018 and 2017,  the vested stock options had an aggregate grant‑date fair value of $6 million and $2 million, respectively.  During the years ended December 31, 2017 and 2016, no stock options were exercised.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of market factors.  The number of shares ultimately earned per unit is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for performance‑based units under our incentive plans during the year ended December 31, 2019:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2019	1,763,794	$12.93
Granted	1,067,316	10.77
Vested	(676,098)	16.25
Forfeited	(73,393)	3.02
Unvested at December 31, 2019	2,081,619	$10.78

During the year ended December 31, 2019,  the vested performance‑based units had an aggregate grant‑date fair value of $11 million.  During the years ended December 31, 2018 and 2017, we granted 1,074,054 and 689,740 performance‑based units, respectively, with a per unit weighted‑average grant‑date fair value of $10.79 and $16.25, respectively.  During the years ended December 31, 2018 and 2017, the vested performance‑based units had an aggregate grant‑date fair value of $11 million and $7 million, respectively.

Note 18—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2019	2018
Other current liabilities
Accrued payroll and employee benefits	$207	$182
Accrued interest	169	184
Accrued taxes, other than income	73	69
Finance lease liability	35	—
Operating lease liabilities	13	—
Deferred revenues	100	87
Contingent liabilities	180	213
Other	4	11
Total other current liabilities	$781	$746

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Other long‑term liabilities were comprised of the following (in millions):

	December 31,
	2019	2018
Other long-term liabilities
Postemployment benefit plan obligations	$346	$355
Finance lease liability	444	—
Operating lease liabilities	116	—
Income taxes payable	179	476
Deferred revenues	429	399
Construction contract intangible liability	—	132
Other	41	62
Total other long-term liabilities	$1,555	$1,424

Note 19—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in other operating assets and liabilities was comprised of the following (in millions):

	Years ended December 31,
	2019	2018	2017
Changes in other operating assets and liabilities
Decrease in accounts receivable	$87	$180	$230
(Increase) decrease in other assets	(30)	3	(37)
Decrease in accounts payable and other current liabilities	(21)	(154)	(115)
(Decrease) increase in other long-term liabilities	(34)	80	(13)
Change in income taxes receivable / payable, net	(303)	125	(58)
Change in receivables from / payables to affiliates, net	(10)	—	—
	$(311)	$234	$7

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2019	2018	2017
Certain cash operating activities
Cash payments for interest	$648	$570	$486
Cash payments for income taxes	121	151	124

Non-cash investing and financing activities
Capital additions, accrued at end of period (a)	$48	$30	$20
Issuance of shares in business combinations (b)	—	2,112	—
Issuance of debt in business combination (c)	—	1,026	—

(a)	Additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 7—Drilling Fleet.
(b)

In connection with our acquisition of Songa and Ocean Rig, we issued 66.9 million and 147.7 million shares, respectively, with an aggregate fair value of $735 million and $1.4 billion, respectively.  See Note 4—Business Combinations.

(c)

In connection with our acquisition of Songa, we issued $854 million aggregate principal amount of Exchangeable Bonds as partial consideration to Songa shareholders and settlement for certain Songa indebtedness.  See Note 4—Business Combinations.

Note 20—Financial Instruments

Overview—The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2019		December 31, 2018
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$1,790	$1,790	$2,160	$2,160
Restricted cash and cash equivalents	558	558	429	429
Restricted investments	—	—	123	123
Long-term debt, including current maturities	9,261	8,976	9,978	9,212
Derivative instruments, assets	1	1	—	—
Derivative instruments, liabilities	—	—	6	6

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of our cash and cash equivalents represents the historical cost, plus accrued interest.  Our cash equivalents are primarily invested in short‑term time deposits and money market funds.  The carrying amount of our cash and cash equivalents approximates fair value because of the near‑term maturities of the instruments.

Restricted cash and cash equivalents—The carrying amount of our restricted cash and cash equivalents, which are subject to restrictions due to collateral requirements, legislation, regulation or court order approximates fair value due to the near‑term maturities of the instruments in which the restricted balances are held.  At December 31, 2019, the aggregate carrying amount of such restricted cash and cash equivalents was $558 million, recorded in current assets.  At December 31, 2018, the aggregate carrying amount of such restricted cash and cash equivalents was $429 million, including $428 million and $1 million, recorded in current assets and other assets, respectively.

Restricted investments—The carrying amount of our restricted investments, which are subject to restrictions due to court order or pledged for security of certain credit arrangements, approximates fair value because of the near‑term maturities of the instruments.  At December 31, 2018, the aggregate carrying amount of the restricted investments was $123 million, recorded in current assets.

Debt—The carrying amount of our debt represents the principal amount, net of unamortized discounts, premiums, debt issue costs and fair value adjustments.  We measured the estimated fair value of our debt using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Derivative instruments—The carrying amount of our derivative instruments represents the estimated fair value of such instruments.  We measured the estimated fair value of our derivative instruments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Note 21—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short‑term investments, restricted cash investments and debt.  We are exposed to interest rate risk related to our cash equivalents and short‑term investments, as the interest income earned on these investments is based on variable or short‑term interest rates, which change with market interest rates.  We are also exposed to the interest rate risk related to our fixed‑rate debt when we refinance maturing debt with new debt or when we repurchase debt in open market repurchases.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non‑U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms and occasional use of forward exchange contracts. Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short‑term investments and trade receivables, both current and long‑term.    We generally maintain our cash, cash equivalents and short‑term investments in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high‑quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We earn our revenues by providing our drilling services to integrated oil companies, government‑owned or government‑controlled oil companies and other independent oil companies.  Our receivables are dispersed in various countries.  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered only isolated credit concerns related to independent oil companies, we occasionally require collateral or other security to support customer receivables.  In certain instances, when we determine that collection is not reasonably assured, we may occasionally offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2019, we had approximately 6,600 employees, including approximately 700 persons engaged through contract labor providers.  Approximately 47 percent of our total workforce, working primarily in Norway, Brazil, the U.K., Angola and Australia are represented by, and some of our contracted labor work is subject to, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  These negotiations sometimes result in strikes and could result in higher personnel

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

expenses, other increased costs or increased operational restrictions, as the outcome of such negotiations affect the market for all offshore employees, not just the union members.

Note 22—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single, global market for the provision of contract drilling services to our customers.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Geographic analysis—Operating revenues, presented by country in which they were earned, were as follows (in millions):

	Years ended December 31,
	2019	2018	2017
Operating revenues
U.S.	$1,264	$1,496	$1,527
Norway	775	651	83
Brazil	125	110	335
Other countries (a)	924	761	1,028
Total operating revenues	$3,088	$3,018	$2,973

(a)	Other countries represents the aggregate value for countries in which we operate that individually had operating revenues representing less than 10 percent of consolidated operating revenues earned.

Long‑lived assets, presented by country in which they were located, were as follows (in millions):

	December 31,
	2019 (a)	2018
Long-lived assets
U.S.	$6,259	$6,257
Norway	3,203	3,260
Greece	2,760	1,103
Other countries (b)	7,194	9,788
Total long-lived assets	$19,416	$20,408

(a)	The aggregate carrying amount includes the combined total of our property and equipment and our right‑of‑use assets.
(b)	Other countries represents the aggregate value for countries in which we operate that individually had long‑lived assets representing less than 10 percent of consolidated long‑lived assets.

Since the majority of our assets are mobile, the geographic locations of such assets at the end of the periods are not necessarily indicative of the geographic distribution of the operating revenues generated by such assets during the periods presented.  Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.    Although we are organized under the laws of Switzerland, we have minimal assets in Switzerland, and we do not conduct any operations or have operating revenues in Switzerland.

Major customers—For the year ended December 31, 2019, Royal Dutch Shell plc (together with its affiliates, “Shell”), Equinor ASA (together with its affiliates, “Equinor”) and Chevron Corporation (together with its affiliates, “Chevron”) accounted for approximately 26 percent, 21 percent and 17 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2018, Shell, Chevron and Equinor accounted for approximately 26 percent, 21 percent, and 18 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2017, Chevron, Shell and Petróleo Brasileiro S.A. accounted for approximately 29 percent, 17 percent and 14 percent, respectively, of our consolidated operating revenues.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 23—Subsequent Events

Priority guaranteed senior unsecured notes—On January 17, 2020, we issued $750 million aggregate principal amount of 8.00% senior unsecured notes due February 2027 (the “8.00% Senior Notes”), and we received aggregate cash proceeds of $743 million, net of issue costs.  The 8.00% Senior Notes are fully and unconditionally guaranteed by Transocean Ltd. and certain wholly owned subsidiaries of Transocean Inc.  Such notes rank equal in right of payment to all of our existing and future unsecured unsubordinated obligations and rank structurally senior to the extent of the value of the assets of the subsidiaries guaranteeing the notes.  We may redeem all or a portion of the 8.00% Senior Notes on or prior to February 1, 2023 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and subsequently, at specified redemption prices.  The indenture that governs the 8.00% Senior Notes contains covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, engage in certain sale and lease‑back transactions covering any of our drilling units, allow our subsidiaries to incur certain additional debt, and consolidate, merge or enter into a scheme of arrangement qualifying as an amalgamation.

Debt redemption—On January 17, 2020, we provided a notice to redeem in full our outstanding 9.00% Senior Notes. On February 18, 2020, we made a payment of $767 million, including the make‑whole provision, to redeem the 9.00% Senior Notes, and in the three months ending March 31, 2020, we expect to recognize a loss of approximately $66 million associated with the retirement of debt.

Note 24—Quarterly Results (Unaudited)

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2019
Operating revenues	$754	$758	$784	$792
Operating loss (a)	(13)	(27)	(607)	(74)
Net loss (a)	(171)	(206)	(825)	(55)
Net loss attributable to controlling interest (a)	(171)	(208)	(825)	(51)
Per share loss
Basic	$(0.28)	$(0.34)	$(1.35)	$(0.08)
Diluted	$(0.28)	$(0.34)	$(1.35)	$(0.08)
Weighted-average shares outstanding
Basic	611	612	613	613
Diluted	611	612	613	613

2018
Operating revenues	$664	$790	$816	$748
Operating loss (b)	(4)	(917)	(305)	(25)
Net loss (b)	(212)	(1,139)	(409)	(243)
Net loss attributable to controlling interest (b)	(210)	(1,135)	(409)	(242)
Per share loss
Basic	$(0.48)	$(2.46)	$(0.88)	$(0.48)
Diluted	$(0.48)	$(2.46)	$(0.88)	$(0.48)
Weighted-average shares outstanding
Basic	438	462	463	506
Diluted	438	462	463	506

(a)

Third quarter included an aggregate loss of $583 million, primarily associated with the impairment of certain drilling units and other equipment classified as assets held for sale and $26 million associated with the impairment of certain right-of-use assets and leasehold improvements related to our leases.  First quarter, second quarter, third quarter and fourth quarter included an aggregate loss of $41 million associated with the retirement of debt.  First quarter and second quarter included a bargain purchase gain of $11 million associated with the Ocean Rig acquisition.  Fourth quarter included a gain of $132 million associated with the termination of construction contracts for two ultra-deepwater drillships.

(b)First quarter, third quarter and fourth quarter included an aggregate loss of $24 million associated with Songa and Ocean Rig acquisition costs.  Fourth quarter included a bargain purchase gain of $10 million associated with the Ocean Rig acquisition.  Second quarter included a loss of $462 million associated with the impairment of our goodwill.  Second quarter, third quarter and fourth quarter included an aggregate loss of $999 million associated with the impairment of certain drilling units classified as assets held for sale.